Exhibit 99.1

News

For Immediate Release

EP Energy Announces Offers to Exchange New Senior Secured Notes Due 2024 for Outstanding Senior Notes Due 2020, 2022 and 2023

HOUSTON, TEXAS, November 20, 2017 — EP Energy LLC (“EP Energy”), a wholly-owned subsidiary of EP Energy Corporation (NYSE: EPE), today announced that it and its wholly-owned subsidiary, Everest Acquisition Finance Inc., as co-issuer (together with EP Energy, the “Issuers”), have launched exchange offers (the “Exchange Offers”) to exchange up to $1.2 billion  aggregate principal amount (subject to change, the “Maximum Exchange Amount”) of new 9.375% Senior Secured Notes due 2024 (the “New Notes”) for the Issuers’ outstanding Senior Notes listed in the table below (collectively, the “Old Notes”).

Exchange Offers

The Old Notes and other information relating to the Exchange Offers are set forth below.

				Consideration per $1,000 Principal Amount of Old Notes Tendered
Title of Old Notes to be Tendered	CUSIP/ISIN Number(s)	Outstanding Principal Amount	Acceptance Priority Level	Total Consideration if Tender prior to the Early Tender Time	Exchange Consideration if Tender after the Early Tender Time

9.375% Senior Notes due 2020(1)	29977HAB6 / US29977HAB69	$1,200,204,000	1	$1,000 aggregate principal amount of New Notes	$950 aggregate principal amount of New Notes
7.750% senior notes due 2022, subject to the Priority Level 2 Condition(2)	268787AB4 / US268787AB41 268787AA6 / US268787AA67 U2937LAA2 / USU2937LAA27	$250,060,000	2	$725 aggregate principal amount of New Notes	$675 aggregate principal amount of New Notes
6.375% senior notes due 2023subject to the Priority Level 2 Condition(2)	268787AD0 / US268787AD07 268787AC2 / US268787AC24 U2937LAB0 / USU2937LAB00	$518,518,000	2	$725 aggregate principal amount of New Notes	$675 aggregate principal amount of New Notes
7.750% senior notes due 2022	268787AB4 / US268787AB41 268787AA6 / US268787AA67 U2937LAA2 / USU2937LAA27	$250,060,000	3	$700 aggregate principal amount of New Notes	$650 aggregate principal amount of New Notes
6.375% senior notes due 2023	268787AD0 / US268787AD07 268787AC2 / US268787AC24 U2937LAB0 / USU2937LAB00	$518,518,000	3	$700 aggregate principal amount of New Notes	$650 aggregate principal amount of New Notes

(1)         All 2020 Notes are Acceptance Priority Level 1 notes (“Priority 1 Notes”).  In the event that an aggregate principal amount of 2020 Notes tendered exceeds the Maximum Exchange Amount, the Issuers intend to increase the Maximum Exchange Amount in order to accept all 2020 Notes tendered.  In addition, under certain circumstances, the Issuers may increase the Maximum Exchange Amount to up to $1,400.0 million based on demand in the Exchange Offers.

(2)         Any Eligible Holder who tenders 2020 Notes is also eligible to exchange 2022 Notes or 2023 Notes (or a combination thereof), up to the amount of 2020 Notes tendered by such Eligible Holder (with such 2022 Notes and 2023 Notes to be accepted on a pro rata basis), as Acceptance Priority Level 2 notes (“Priority 2 Notes”); provided that if an Eligible Holder tenders both 2022 Notes and 2023 Notes, only pro rata amounts of the 2022 Notes and 2023 Notes, the sum of which equals the total amount of 2020 Notes tendered by such holder, will be eligible for Acceptance Priority Level 2 (the “Priority Level 2 Condition”).  Any 2022 Notes and 2023 Notes tendered in excess of the amount of 2020 Notes tendered by an Eligible Holder will be eligible for acceptance on a pro rata basis under Acceptance Priority Level 3 (“Priority 3 Notes”).

Additional Information

Subject to the limitations described in the confidential offering memorandum and consent solicitation statement (the “Offering Memorandum”) and to proration (if necessary), Old Notes properly tendered (and not withdrawn) will be accepted in order of the Acceptance Priority Levels indicated in the table above, with Level 1 being the highest priority level and 3 being the lowest priority level.  In determining whether the Maximum Exchange Amount is exceeded at a particular Acceptance Priority Level, all New Notes required to be issued and all Old Notes required to be accepted in higher priority levels will be included.  Old Notes properly tendered (and not withdrawn) will be accepted by the Issuers in the Exchange Offers in the following order and the following amounts:

•                  First, all such tendered Priority Level 1 Notes will be accepted;

•                  Second, with respect to such tendered Priority 2 Notes, all such tendered Priority 2 Notes will be accepted unless doing so would cause the Maximum Exchange Amount to be exceeded, in which case such Priority 2 Notes will be accepted on a pro rata basis,  in the greatest aggregate principal amount practicable that does not cause the Maximum Exchange Amount to be exceeded; and

•                  Third, with respect to such tendered Priority 3 Notes, all such tendered Priority 3 Notes will be accepted unless doing so would cause the Maximum Exchange Amount to be exceeded, in which case such Priority 3 Notes will be accepted on a pro rata basis, in the greatest aggregate principal amount practicable that does not cause the Maximum Exchange Amount to be exceeded.

The Issuers will pay accrued and unpaid interest on the Old Notes exchanged for New Notes on the settlement date for the Exchange Offer.

The Exchange Offers are not conditioned on a minimum principal amount of outstanding Old Notes being tendered or the issuance of a minimum principal amount of New Notes.  However, the Exchange Offer is subject to certain other conditions, as more fully described in the Offering Memorandum.

In connection with the Exchange Offers, the Issuers will solicit consents to amend the Old Notes and the indentures governing the Old Notes (the “Old Notes Indentures”). The proposed amendments, which require the consent of a majority in aggregate principal amount of the outstanding Old Notes with respect to each series of Old Notes, will eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and transfers of assets, and modify or eliminate certain other provisions in the Old Notes Indentures.  The Issuers will not accept consents for the 2022 Notes or the 2023 Notes if less than the full amount of tendered 2022 Notes and 2023 Notes are accepted pursuant to the Exchange Offers.

The New Notes will be issued pursuant to an indenture by and among the Issuers, the guarantors and Wilmington Trust, National Association, as trustee and collateral agent.  The New Notes will bear interest at a rate of 9.375% per annum, will mature on May 1, 2024 and will be governed by covenants that are substantially the same as the covenants currently governing the Issuers’ 8.00% Senior Secured Notes due 2025.  The New Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Issuers’ restricted subsidiary guarantors (including those obligated with respect to certain indebtedness, including the Issuers’ senior reserve-based revolving credit facility), and such guarantees and the New Notes will be secured by junior priority security interests in the collateral that secures the Issuers’ obligations under the RBL Facility.  On the issue date of the New Notes, the collateral for the New Notes will include substantially all of the acreage in the Issuer’s core areas that it currently holds.  The New Notes will rank in seniority equal with any existing and future senior indebtedness, as further described in the Offering Memorandum.  The liens securing the New Notes will rank pari passu in priority with the Issuers’ 8.00% senior secured notes due 2025.  The terms of the New Notes will not permit incurrence of additional secured debt that ranks pari passu in lien priority in excess of $1,200 million, except to the extent the amount of New Notes issued in the Exchange Offers is increased.

General

The Issuers may terminate, withdraw or amend the Exchange Offers and Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if any of the conditions described in the Offering Memorandum are not satisfied, subject to applicable law.

The issuance of the New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Notes are being offered and issued only (1) in the United States to holders of the Old Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (2) outside the United States to holders of the Old Notes that are not U.S. persons in reliance upon Regulation S under the Securities Act.  Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.  The offering documents will be distributed only to holders of the Old Notes that complete and return a letter of eligibility confirming that they are “Eligible Holders” for the purposes of the Exchange Offers.  D.F. King & Co., Inc. is acting as the Information Agent for the Exchange Offers. Requests for the offering documents from “Eligible Holders” may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 207-3158 (for all others).

Neither the Issuers, their respective boards nor any other person makes any recommendation as to whether the holders of the Old Notes should exchange their notes, and no one has been authorized to make such a recommendation.  Holders of the Old Notes must make their own decisions as to whether to exchange their notes, and if they decide to do so, the principal amount of the notes to exchange.

About EP Energy LLC

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives.  EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas.  For more information about EP Energy, visit epenergy.com.

Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy.  We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved.  Reference must be made to those filings for additional important factors that may affect actual results.  EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

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